EXHIBIT 99.2

WINK COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	Successor Company	Predecessor Company
	September 30, 2002	December 31, 2001
ASSETS
Current assets:
Cash and cash equivalents	$29,273	$20,513
Short-term investments	16,173	57,434
Accounts receivable—related parties, net	—	2,527
Accounts receivable—third parties, net	1,541	670
Prepaid expenses—related parties	—	615
Prepaid expenses and other current assets	1,520	965

Total current assets	48,507	82,724
Property and equipment, net	943	2,090
Goodwill, net	44,332	—
Intangible assets, net	13,767	—
Deferred charges and other assets—related parties	—	287
Deferred charges and other assets—third parties	1,172	1,292

	$108,721	$86,393

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$781	$1,237
Accrued liabilities	11,023	3,080
Due to related parties	—	14,081
Deferred fees—related parties	—	1,273
Deferred fees—third parties	539	—
Deferred revenue—related parties	—	519
Deferred revenue—third parties	297	679

Total current liabilities	12,640	20,869

Stockholders’ equity:
Common Stock	34	31
Additional paid-in capital	100,923	267,022
Stockholders’ notes receivable	—	(1,291)
Unearned compensation	(382)	(3,064)
Accumulated deficit	(4,423)	(197,327)
Accumulated other comprehensive income (loss)	(71)	153

Total stockholders’ equity	96,081	65,524

	$108,721	$86,393

The accompanying notes are an integral part of these condensed consolidated financial statements.

WINK COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Successor Company	Predecessor Company
	One Month Ended September 30, 2002	Eight Months Ended August 31, 2002	Nine Months Ended September 30, 2001
Revenues:
License—related parties	$—	$537	$82
License—third parties	25	526	815
Services—related parties	—	303	151
Services—third parties	111	904	709

Total revenues	136	2,270	1,757

Costs and expenses:
Revenue sharing and launch fees—related parties	—	8,871	15,390
Revenue sharing and launch fees—third parties	1,424	546	6,147
Operating	586	4,879	7,820
Product development	560	5,083	7,008
In-process research and development	1,000	—	—
Sales and marketing	476	3,740	6,950
General and administrative	325	3,313	4,047
Amortization of intangible assets	188	—	—

Total operating expenses	4,559	26,432	47,362

Loss from operations	(4,423)	(24,162)	(45,605)
Interest income and other, net	—	1,115	3,978

Loss before income taxes	(4,423)	(23,047)	(41,627)
Income tax expense	—	—	—

Net loss	$(4,423)	$(23,047)	$(41,627)

Net loss per share—basic and diluted		$(0.70)	$(1.34)

Weighted average shares used in computing both basic and diluted net loss per share		32,764	31,126

The accompanying notes are an integral part of these condensed consolidated financial statements.

WINK COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Successor Company	Predecessor Company
	One Month Ended September 30, 2002	Eight Months Ended August 31, 2002	Nine Months Ended September 30, 2001
Cash flows used in operating activities:
Net loss	$(4,423)	$(23,047)	$(41,627)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	56	726	1,743
Amortization of intangible assets	233	—	—
Amortization of deferred charges and other assets	11	48	7,877
Amortization of stock-based compensation	15	1,801	10,332
In-process research and development	1,000	—	—
Loss on equity investment	—	—	1,221
Provision for doubtful accounts	—	381	—
Changes in operating assets and liabilities:
Accounts receivable—related parties	—	1,495	1,754
Accounts receivable—third parties	(379)	159	(407)
Prepaid expenses and other current assets	1,420	(1,361)	870
Deferred charges and other assets—related parties	—	(505)	(10,242)
Deferred charges and other assets—third parties	(90)	(1,430)	(2,875)
Accounts payable	(31)	(425)	(301)
Accrued liabilities	516	(643)	(124)
Due to related parties	—	(9,498)	2,095
Deferred fees and revenue—related parties	—	1,864	(1,298)
Deferred fees and revenue—third parties	(297)	(167)	(325)

Net cash used in operating activities	(1,969)	(30,602)	(31,307)

Cash flows provided from investing activities:
Sale of short-term investments	10,150	30,834	24,385
Purchase of property and equipment	—	(334)	(1,917)

Net cash provided from investing activities	10,150	30,500	22,468

Cash flows provided from financing activities:
Repayment of stockholder’s notes receivable	—	359	—
Proceeds from issuance of Common Stock	—	322	545

Net cash provided from financing activities	—	681	545

Net increase (decrease) in cash and cash equivalents	8,181	579	(8,294)
Cash and cash equivalents at beginning of period	21,092	20,513	22,093

Cash and cash equivalents at end of period	$29,273	$21,092	$13,799

Non-cash investing and financing activities:
Repurchase of Common Stock and cancellation of related stockholder note receivable	$—	$632	$1,208

Common Stock issued for services	$—	$—	$585

Common Stock issued to distribution partners	$—	$2,540	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

WINK COMMUNICATIONS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2002
(Unaudited)

Note 1—The Company and Basis of Presentation

Wink Communications, Inc. (the “Company”) was incorporated in California on October 7, 1994 and reincorporated in Delaware on August 12, 1999. The Company offers an enhanced television broadcasting system that adds interactivity and electronic commerce opportunities to traditional television programming and advertising.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and in accordance with the rules and regulations of the Securities and Exchange Commission. In the opinion of management they reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information. The condensed balance sheet data as of December 31, 2001 is derived from the audited financial statements as of and for the year then ended and does not include all notes and disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. Accordingly, these financial statements should be read in conjunction with the financial statements, accompanying notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001. The results of operations for the interim periods presented in 2002 are not necessarily indicative of results to be expected for the full year or any other period.

The Company and Liberty Broadband Interactive Television, Inc. (“LBIT”), a wholly owned subsidiary of Liberty Media Corporation, announced on June 24, 2002, the execution of a definitive merger agreement whereby LBIT would acquire all of the outstanding common stock of the Company. Under the terms of the agreement, Company stockholders would receive $3.00 in cash for each share of Company common stock. The Company filed a proxy statement relating to this transaction with the Securities and Exchange Commission on July 19, 2002 and mailed that proxy statement to its stockholders on July 22, 2002. During a special stockholder meeting on August 19, 2002, the Company’s stockholders voted to adopt the merger agreement. The merger was completed in August 2002. Following the merger, the capital stock of the Company ceased to be publicly traded.

LBIT acquired 100% of the Company’s 33,287,961 outstanding shares of common stock for $99.9 million which, with transaction costs, resulted in an aggregate purchase price of approximately $101 million. Outstanding options to acquire the Company’s common stock were converted into rights to receive the merger consideration of $3.00 in cash upon vesting and exercise of options. For accounting purposes, the merger is being accounted for using the purchase method as of August 31, 2002. Accordingly, the financial statements for the period after that date reflect the push-down of the purchase price allocations (based on preliminary estimates and subject to adjustment) made by LBIT to the assets and liabilities of the Company and, therefore, are not comparable to those before the acquisition. The financial statements for periods after August 31, 2002 are labeled Successor Company. Statements for periods prior to August 31, 2002 are based on the historical accounts of the Company and are labeled Predecessor Company.

Note 2—Reclassifications

Certain prior period balances have been reclassified to conform to the current period presentation.

Note 3—Recent Accounting Pronouncements

In April 2001, the Financial Accounting Standards Board’s (“FASB”) Emerging Issues Task Force (“EITF”) reached consensus on Issue No. 00-25, “Vendor Income Statement Characterization of Consideration Paid to a

Reseller of the Vendor’s Products” (“EITF 00-25”). In November 2001, the EITF reached consensus on Issue No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products” (“EITF 01-9”). EITF 00-25 and EITF 01-9 require that consideration, including equity instruments, given to a customer should be classified in the vendor’s income statement as a reduction of revenue unless the consideration relates to a separable identifiable benefit received from the customer and the fair value of such benefit can be reasonably estimated. The Company typically gives to its distributors various incentives including revenue guarantees, launch funds and warrants. The Company adopted EITF 00-25 and EITF 01-9 in the first quarter of fiscal year 2002. In accordance with the transition guidance, financial statements for prior periods presented for comparative purposes were reclassified to comply with the new income statement presentation requirement which resulted in a reclassification from revenue to revenue sharing and launch fees expense of approximately $3.9 million for the nine months ended September 30, 2001. The adoption of EITF 00-25 and EITF 01-9 had no impact on the Company’s operating loss, net loss or net loss per share.

In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS 144 supercedes SFAS 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” and amends Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business”. The Company adopted SFAS 144 in the quarter ended March 31, 2002. The adoption of SFAS 144 did not have a significant impact on its financial statements.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (SFAS 146). This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” This Statement requires that a liability for costs associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002. The Company is currently assessing the impact of SFAS 146 on its financial statements.

In November 2002, the EITF reached a consensus on Issue 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables”. Issue 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which the vendor will perform multiple revenue-generating activities. Specifically, Issue 00-21 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. In applying this Issue 00-21, separate contracts with the same entity or related parties that are entered into at or near the same time are presumed to have been negotiated as a package and should, therefore, be evaluated as a single arrangement in considering whether there are one or more units of accounting. Issue 00-21 also addresses how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement. The guidance in this Issue is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003, and the Company expects to adopt Issue 00-21 for its quarterly period ended September 30, 2003. The adoption of Issue 00-21 will not have an effect on the Company’s historical financial statements. The effects of EITF 00-21 on the Company’s financial statements after adoption has not been determined.

Note 4—Deferred Fees

Deferred fees represent billings to related party customers for the purchase of our products and/or services derived from arrangements which are required to be accounted for under the guidance of EITF 00-25 and EITF 01-9. Accordingly, such billings are being amortized as a contra-expense over the remaining life of the contract.

Note 5—Comprehensive Income (Loss)

Comprehensive income (loss) includes all changes in equity during a period from non-owner sources. The primary differences between net loss and comprehensive loss is due to the unrealized gains or losses on available-for-sale securities. Comprehensive loss for the one month ended September 30, 2002 was $4.5 million, as compared to a reported net loss of $4.4 million. Comprehensive loss for the eight months ended August 31, 2002 was $23.2 million, as compared to a reported net loss of $23.0 million. Comprehensive loss for the nine months ended September 30, 2001 was $42.2 million, as compared to a reported net loss of $41.6 million.

Note 6—Related Party Transactions

In June 2002, the Company amended the agreement with one of its related party distribution partners. Based on the terms of the amendment, the Company eliminated its obligation related to launch fees in exchange for waiving the right to receive certain prepaid advertising and agreed to provide, on a per household basis, marketing development funds.

Note 7—Concentration

At September 30, 2002, one customer accounted for 47% of the net accounts receivable balance. During the one month ended September 30, 2002, transactions with two customers accounted for 26% and 37% of the Company’s total revenues, respectively. During the eight months ended August 31, 2002, transactions with a related party accounted for 30% of the Company’s total revenues.

Note 8—Stock Option Exchange Program

In December 2001, the Company provided certain employees with the Offer to Exchange Certain Outstanding Options for New Options (the “New Offer Program”). The New Offer Program offered current Company employees with stock options granted under either the 1994 or 1999 Plan the opportunity to tender certain granted options, with an exercise price of at least $4.25 per share, in exchange for the Company’s promise to grant replacement options at an exercise price equal to the closing price of the Company’s Common Stock on the Nasdaq National Market on July 31, 2002. Generally, for every three options that an employee tendered to the Company, he or she received a promise from the Company to grant two options on or about July 31, 2002; the share ratio could vary depending on the grant date of the tendered option. The New Offer Program, which expired on January 28, 2002, resulted in the cancellation of 3,092,000 options at a weighted average exercise price of $11.50 per share and the grant of 1,781,000 options at $2.96 per share. The new options have terms and conditions that are substantially the same as those of the cancelled options. The New Offer Program did not result in any additional compensation charges or variable plan accounting.

Note 9—Acquisition by LBIT

In August 2002, the Company became a wholly owned subsidiary of LBIT pursuant to the terms of a definitive merger agreement. Under the terms of the agreement Company stockholders received $3.00 in cash for each share of Company common stock. LBIT acquired 100% of the Company’s 33,287,961 outstanding shares of common stock for $99.9 million which, with transaction costs, resulted in an aggregate purchase price of approximately $101 million. Outstanding options to acquire Company common stock were converted into rights to receive the merger consideration of $3.00 in cash upon vesting and exercise of such options.

The Company provides domestic interactive deployments across multiple cable and satellite platforms. The Company’s network provides an end-to-end technology solution for delivering interactivity as well as processing the related responses. The addition of the Company’s technology, distribution and other resources is a key component of LBIT’s interactive strategy as it will allow the integration of the Company’s technologies with LBIT’s other businesses, like OpenTV Corp.’s middleware business and international distribution, to enable the offering of a broader array of interactive television products and services to the global market.

For accounting purposes, the merger is being accounted for by LBIT at August 31, 2002 using the purchase method. Accordingly, the consolidated financial statements of the Company for the period after that date reflect the push-down of the purchase price allocations (based on preliminary estimates and subject to adjustment) made by LBIT to the assets and liabilities of the Company. The Company does not expect there to be any significant adjustments to the reported amounts as a result of the final purchase price allocation. The purchase price was allocated to identifiable tangible and intangible assets and liabilities at August 31, 2002 as follows with the excess of the purchase price over such identifiable assets and liabilities allocated to goodwill (in thousands).

	Predecessor Company August 31, 2002	Purchase Price Adjustments	Successor Company August 31, 2002
ASSETS
Current Assets:
Cash and cash equivalents	$21,092	$—	$21,092
Short-term investments	26,394	—	26,394
Accounts receivable	1,162	—	1,162
Prepaid expenses and other current assets	2,940	—	2,940

Total current assets	51,588	—	51,588
Property and equipment, net	1,698	(700)	998
Goodwill, net	—	44,332	44,332
Intangible assets, net	—	15,000	15,000
Deferred charges and other assets	5,363	(4,193)	1,170

	$58,649	$54,439	$113,088

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,427	$—	$1,427
Accrued liabilities	6,405	4,157	10,562
Deferred fees	3,333	(2,794)	539
Deferred revenue	835	(835)	—

Total current liabilities	12,000	528	12,528
Stockholders’ equity	46,649	53,911	100,560

	$58,649	$54,439	$113,088

The intangible assets, net consists of the following amounts (in thousands):

Patents	$ 4,300
Developed technology	2,700
In-process research and development	1,000
Contracts and agreements	6,500
Tradenames and trademarks	500

$15,000

Patents, developed technology, contracts and agreements and tradenames and trademarks have all been assigned lives of 5 years.

Amounts assigned to in-process research and development assets were written off at the date of acquisition in accordance with FASB Interpretation No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method.

The Company is in the process of considering certain elections for tax purposes which, if made, would result in the amounts recorded as goodwill being deductible for tax purposes.

Included in the adjustment to accrued liabilities is $3.3 million of estimated severance and lease termination costs to be incurred in connection with a restructuring of the Company’s operations. Except for lease expenses, which will be paid over the term of the lease, these costs are expected to be paid by the end of 2003.

Also included in the adjustment to accrued liabilities is an obligation of $1.0 million to settle outstanding Wink options which were converted into rights to receive the merger consideration of $3.00 in cash upon vesting and exercise of such options. The purchase price adjustment to stockholders’ equity includes $397,000 allocated to unearned compensation for the portion of the options that are unvested.

Note 10—Commitments and Contingencies

Revenue Sharing, Guarantees and Other Commitments to Third Parties

The Company has entered into an agreement with a cable system operator and certain other market participants to share with these entities a portion of revenues, if any, the Company generates from viewer responses to the Wink Service gathered by the Wink Response Network. For a cable system operator, the Company shares revenue, ranging from 5% to 10% of transaction fees, depending on the volume and type of transactions, with a minimum revenue guarantee, of $2.50 per year per household receiving Wink-enhanced services, for three years. At September 30, 2002, approximately 7,000 Wink-enabled households deployed with this cable system operator were subject to this revenue guarantee. For a satellite system operator, the Company shares revenue, ranging from 8% to 23% of transaction fees, depending on the volume and type of transactions, with a minimum revenue guarantee of $50,000 per month when certain household deployment milestones are met, for up to four years. At September 30, 2002, the Wink Service had not been launched with this satellite system operator. For certain broadcast network and cable programmer partners, the revenue guarantee is fixed on an annual basis and the minimum revenue guarantee payments per the outstanding contracts will be $138,000 for the three months ending December 31, 2002 and $588,000, $513,000 and $413,000 for the years ended December 31, 2003, 2004 and 2005, respectively.

The Company has also agreed to provide marketing development funds and other launch support fees to certain cable and other market participants. The Company has agreed to provide marketing development funds at rates ranging from $0.25 to $2.00 per subscriber. The Company committed to pay integration and incentive payments to certain broadcast network and cable programmer partners. If certain milestones described in these contracts are met, these payments could total $168,000 for the three months ending December 31, 2002 and $800,000, $850,000 and $1,000,000 for the years ended December 31, 2003, 2004 and 2005, respectively. The Company has also committed to purchasing a minimum of $1,250,000 of advertising in the three months ending December 31, 2002 and $2,000,000 and $750,000 of advertising in 2003 and 2004 from a cable programmer partner and cable system operator.

Legal Proceedings

On November 30, 2001, a suit was filed in the United States District Court for the District of Colorado by Broadcast Innovation, L.L.C. (“BI”) alleging that DIRECTV, Inc. (“DIRECTV”), EchoStar Communications Corporation (“EchoStar”), Hughes Electronics Corporation, Thomson Multimedia, Inc., Dotcast, Inc. and Pegasus Satellite Television, Inc. are infringing certain claims of United States patent no. 6,076,094, assigned to or licensed by BI. Though the Company is not currently a defendant in the suit, BI may allege that certain of their products, possibly in combination with the products provided by some of the defendants, infringe BI’s patent. The agreement between the Company and DIRECTV includes indemnification obligations for the Company, that may be triggered by the litigation. If liability is found against DIRECTV in this matter, and if such a decision implicates the Company’s technology or products, the Company may have indemnification obligations and our business performance, financial position, results of operations or cash flows may be adversely affected. Likewise, if the Company were to be named as a defendant and it is determined that the products of the Company infringe any of the asserted claims, and/or it is determined that the Company is obligated to defend DIRECTV in this matter, our business performance, financial position, results of operations or cash flows may be adversely affected.

In November 2001, the first of a series of putative securities class actions, Collegeware v. Wink Communications, Inc., et al., was filed in United States District Court for the Southern District of New York against certain investment bank underwriters for the Company’s initial public offering, the Company, and two of the Company’s officers and directors. These lawsuits are captioned In re Wink Communications, Inc. Initial Public Offering Securities Litigation, Civil Action No. 01-Civ. 10638 (SAS). The complaints allege undisclosed and improper practices concerning the allocation of the Company’s initial public offering shares, in violation of the federal securities laws, and seek unspecified damages on behalf of persons who purchased the Company’s common stock during the period from August 19, 1999 through December 6, 2000. On April 19, 2002, the plaintiffs filed an amended complaint. These are among the lawsuits that have been consolidated for pretrial purposes as In re Initial Public Offering Securities Litigation, Civil Action No. 21-MC-92. The Company believes that it has meritorious defenses to the claims brought against it and plans to defend itself vigorously.

On December 4, 2000, a suit was filed in the United States District Court for the District of Delaware by Pegasus Development Corporation and Personalized Media Communications, LLC (“PMC”) alleging that DIRECTV, Inc., Hughes Electronics Corporation, Thomson Consumer Electronics and Philips Electronics North America, Inc., are willfully infringing certain claims of seven United States patents assigned to or licensed by PMC. Though the Company is not a defendant in the suit, PMC may allege certain products of the Company, possibly in combination with the products provided by the defendants, infringe PMC’s patents. The agreements between the Company and each of the defendants include indemnification obligations that may be triggered by the litigation. If it is determined that the Company is obligated to defend any defendant in this matter, and/or that the products of Wink Communications infringe any of the asserted claims, our business performance, financial position, results of operations or cash flows may be adversely affected.

We may incur substantial expenses in defending against these and other third party claims, which costs may be significant even if we are not found to have legal liability in connection with such claims. In the event of a determination adverse to us resulting from any such proceeding or claim, we may incur substantial monetary liability or be required to change our business practices. Accordingly, any such legal proceedings, claims or determinations could have a material effect on our business performance or on our financial position, results of operations or cash flows.

Note 11—Subsequent Event

On October 4, 2002, LBIT sold its interest in the Company to OpenTV Corp., a majority controlled subsidiary of Liberty Media Corporation, for approximately $101 million in cash. As both OpenTV and LBIT are under common control of Liberty Media Corporation, the assets and obligations of Wink will be recorded in OpenTV’s accounting records at the same values that they were carried at in the accounting records of LBIT.